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                     August 9, 2022

       Stephen Robertson
       Chief Financial Officer
       Intapp, Inc.
       3101 Park Blvd
       Palo Alto, CA 94306

                                                        Re: Intapp, Inc.
                                                            Form 10-K for the
Year Ended June 30, 2021
                                                            Filed September 15,
2021
                                                            File No. 001-40550

       Dear Mr. Robertson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology